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                                                                     Exhibit 2.1











                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG

                            IDEXX LABORATORIES, INC.,

                        BLUE RIDGE PHARMACEUTICALS, INC.

                                       AND

                               THE STOCKHOLDERS OF
                        BLUE RIDGE PHARMACEUTICALS, INC.



                                      DATED

                               SEPTEMBER 23, 1998










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                                TABLE OF CONTENTS


                                                                           Page

ARTICLE I
PURCHASE AND SALE OF THE BLUE RIDGE SHARES                                   1
     1.1      Purchase of the Blue Ridge Shares from the Stockholders        1
     1.2      Purchase Price                                                 1
     1.3      The Closing                                                    7
     1.4      Further Assurances                                             8

ARTICLE IIA
REPRESENTATIONS AND WARRANTIES REGARDING THE BLUE RIDGE SHARES
                                                                             9
     2A.1     Ownership of Blue Ridge Shares                                 9
     2A.2     Authority                                                      9
     2A.3     Noncontravention                                               9
     2A.4     Investment Representations.                                   10

ARTICLE IIB
REPRESENTATIONS AND WARRANTIES REGARDING BLUE RIDGE                         11
     2B.1     Organization                                                  11
     2B.2     Capitalization                                                11
     2B.3     Noncontravention                                              12
     2B.4     Financial Statements and Information                          12
     2B.5     Intellectual Property                                         13
     2B.6     Trademarks                                                    15
     2B.7     Real Property                                                 15
     2B.8     Personal Property                                             16
     2B.9     Contracts                                                     16
     2B.10    Books and Records; Bank Accounts                              17
     2B.11    Tax Matters                                                   17
     2B.12    Product and Service Warranties                                18
     2B.13    Customers and Suppliers                                       18
     2B.14    Insurance                                                     18
     2B.15    Legal Compliance; Environmental Matters                       19
     2B.16    Permits                                                       20
     2B.17    Litigation                                                    21
     2B.18    Confidential Information                                      21
     2B.19    Employees                                                     21
     2B.20    Employee Benefits                                             21


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     2B.21    Business Relationships With Affiliates                        23
     2B.22    Brokers' Fees                                                 23
     2B.23    Disclosure                                                    24

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER                                 24
     3.1      Organization                                                  24
     3.2      Capitalization                                                24
     3.3      Authorization                                                 25
     3.4      Noncontravention                                              25
     3.5      Reports and Financial Statements                              25
     3.6      Absence of Material Adverse Changes                           26
     3.7      Location of Headquarters                                      26
     3.8      Brokers' Fees                                                 26

ARTICLE IV
COVENANTS                                                                   26
     4.1      Best Efforts                                                  26
     4.2      Required Consents                                             26
     4.3      Operation of Business                                         26
     4.4      Full Access                                                   27
     4.5      Exclusivity                                                   27
     4.6      Expenses                                                      28
     4.7      Director and Officer Indemnification                          28

ARTICLE V
CONDITIONS TO CLOSING                                                       28
     5.1      Conditions to Obligations of the Buyer                        28
     5.2      Conditions to Obligations of the Stockholders                 29

ARTICLE VI
INDEMNIFICATION                                                             29
     6.1      Indemnification by the Stockholders                           29
     6.2      Indemnification by the Buyer                                  29
     6.3      Claims for Indemnification                                    30
     6.4.     Holdback Provisions                                           31
     6.5      Limitations                                                   32

ARTICLE VII
REGISTRATION RIGHTS                                                         34
     7.1      Registration of Shares                                        34
     7.2      Limitations on Registration Rights                            35


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     7.3      Registration Procedures                                       36
     7.4      Requirements of Selling Stockholders                          36
     7.5      Indemnification                                               37
     7.6      Assignment of Rights                                          37

ARTICLE VIII
TERMINATION                                                                 37
     8.1      Termination of Agreement                                      37
     8.2      Effect of Termination                                         38

ARTICLE IX
DEFINITIONS                                                                 38

ARTICLE X
MISCELLANEOUS                                                               40
     10.1     Press Releases and Public Disclosure                          40
     10.2     Prior Agreements                                              40
     10.3     No Third Party Beneficiaries                                  40
     10.4     Entire Agreement                                              41
     10.5     Succession and Assignment                                     41
     10.6     Counterparts                                                  41
     10.7     Headings                                                      41
     10.8     Notices                                                       41
     10.9     Governing Law                                                 43
     10.10    Amendments and Waivers                                        43
     10.11    Severability                                                  43

Schedule I - Stockholders

Schedule II - Targets for Pharmaceutical Division

Schedule III - Schedule of Employment Agreements to be signed by Employees

Schedule IV - Agreements to be Terminated

Disclosure Schedule

Exhibits

Exhibit A-1
A-2                        Forms of Promissory Notes

Exhibits B-1


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and B-2 -                  Forms of Warrant

Exhibits C-1,
C-2, C-3 and
C-4 Forms of Employment Agreement (including as attachments IDEXX standard forms of Non-Compete Agreement and Invention and Non-Disclosure Agreement)

Exhibit D -                Form of Consulting Agreement

Exhibit E -                Form of Opinion of Kirkland & Ellis

Exhibit F -                Form of Opinion of Howrey & Simon

Exhibit G -                Form of Opinion of Hale and Dorr LLP

Exhibit H -                Form of Letter Agreement between Bain and Blue Ridge


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                            STOCK PURCHASE AGREEMENT


         This Agreement is entered into as of September 23, 1998 by and among IDEXX Laboratories, Inc., a Delaware corporation (the "Buyer"), Blue Ridge Pharmaceuticals, Inc., a Delaware corporation ("Blue Ridge") and the stockholders of Blue Ridge listed on Schedule I attached hereto (individually, a "Stockholder" and collectively, the "Stockholders"). The Buyer, Blue Ridge and the Stockholders are referred to collectively herein as the "Parties."

                              PRELIMINARY STATEMENT

         1. The Stockholders collectively own all of the outstanding shares of the capital stock (collectively, the "Blue Ridge Shares") of Blue Ridge, as set forth in more detail on Schedule I attached hereto.

         2. The Buyer desires to purchase from the Stockholders, and the Stockholders desire to sell to the Buyer, the Blue Ridge Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:


 ARTICLE II

                   PURCHASE AND SALE OF THE BLUE RIDGE SHARES

         1.1 Purchase of the Blue Ridge Shares from the Stockholders. Upon and subject to the terms and conditions of this Agreement, at the closing of the purchase and sale of the Blue Ridge Shares contemplated by this Agreement (the "Closing"), each Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Stockholder, all of the Blue Ridge Shares owned by such Stockholder.

         1.2 Purchase Price. The purchase price to be paid by the Buyer for the Blue Ridge Shares shall be as follows:

                  (a) (i) At the Closing, the Buyer shall pay to the Stockholders the sum of $46,919,942 (the "Cash Purchase Price"), allocated among the Stockholders as set forth on Schedule I attached hereto, provided that, one-third of the amount of the Cash Purchase Price payable to each of Doug Hepler and L. Steven Beck shall be paid to such Stockholders at the Closing and two-thirds of such amount shall be payable pursuant to the terms of a Promissory Note substantially in the form attached hereto as Exhibit A-1, it being acknowledged that Messrs.

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Hepler and Beck shall make an election pursuant to Section 83(b) (an "83(b)
Election") of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to such Promissory Note; and provided further, that $2,506,978.40 of the Cash Purchase Price payable to Roland Johnson shall be paid at the Closing and $3,500,000 of such amount shall be payable pursuant to the terms of a Promissory Note substantially in the form attached hereto as Exhibit A-2, it being acknowledged that Mr. Johnson shall make an 83(b) Election with respect to such Promissory Note;

                       (ii) On the third anniversary of the Closing Date, the Buyer shall issue to Roland H. Johnson 114,894 shares (the "Johnson Shares") of common stock, $0.10 par value per share, of the Buyer (the "Buyer Common Stock"), pursuant to the terms of a Promissory Note substantially in the form attached hereto as Exhibit A-2;

                       (iii) The Buyer, Roland H. Johnson, Doug Hepler and L. Steven Beck agree to treat the payments under such Promissory Notes in accordance with the installment method under Section 453 of the Code.

                  (b) At the Closing, the Buyer shall issue warrants (collectively, the "Warrants"), to purchase an aggregate of 805,519 shares of Buyer Common Stock, allocated among the Stockholders as set forth on Schedule I, which Warrants shall be in the form attached hereto as Exhibit B-1 with respect to each of the Stockholders designated on Schedule I as an "Institutional Stockholder" and in the form attached hereto as Exhibit B-2 with respect to each of the Stockholders designated on Schedule I as an "Employee Stockholder" (an "Employee Stockholder");

                  (c) (i) Subject to the terms of this Section 1.2(c), within five days after the issuance of the Quarterly Results (as defined below) relating to a financial period in which any of the Net Sales (as defined below) targets or Operating Profit (as defined below) targets set forth on Schedule II attached hereto are achieved by the Buyer Pharmaceutical Division (as defined below) (the final day of any such financial period shall be referred to herein as a "Contingent Share Date"), the Buyer shall issue to the Stockholders that portion of an aggregate of 1,240,875 shares (subject to appropriate adjustment in the event of a stock split, stock dividend or similar recapitalization event affecting the Buyer Common Stock) of Buyer Common Stock (the "Contingent Shares") to which the Stockholders are entitled pursuant to the terms set forth on Schedule II attached hereto. Any Contingent Shares issued pursuant to this
Section 1.2(c) shall be allocated among the Stockholders according to the percentages set forth on Schedule I attached hereto, provided that, no such issuance of Contingent Shares shall be made to any Employee Stockholder who is not employed by (or, in the case of L. Steven Beck (the "Consultant"), engaged as a consultant to, pursuant to an agreement with) the Buyer or any subsidiary of the Buyer on the Contingent Share Date, unless such Employee Stockholder dies or becomes disabled (meaning that the Employee Stockholder is unable to perform his duties as an employee of (or in the case of the Consultant, as a consultant to) the Buyer for a period of 90 consecutive days due to illness or injury), or his employment (or, in the case of the Consultant, consulting relationship) with the Buyer is terminated by the Buyer or such subsidiary without

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Cause (as defined below) or by the Employee Stockholder for Good Reason (as defined below) prior to such Contingent Share Date.

                       (ii) Within five days after the occurrence of a Change in Control Event (as defined below) of the Buyer, the Buyer (or its successor) shall issue and distribute to the Stockholders such number of Contingent Shares as is equal to 20% of that number of Contingent Shares which may be issued in the future, if any (the "Accelerated Contingent Shares"), allocated among the Stockholders in accordance with the percentages set forth on Schedule I attached hereto. If the Buyer shall be obligated to issue any Accelerated Contingent Shares pursuant to this Section 1.2(c)(ii), then the number of Contingent Shares to be issued upon the achievement of each Net Sales target and Operating Profit target that has not yet been achieved shall be reduced by 20%, to reflect the earlier distribution of the Accelerated Contingent Shares.

                       (iii) If there shall occur any reorganization, recapitalization, consolidation, merger or sale involving the Buyer in which the Buyer Common Stock is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, consolidation, merger or sale, the Stockholders shall have the right to receive, in lieu of each Contingent Share issuable under this Section 1.2(c), when and if such Contingent Share becomes issuable, the kind and amount of securities, cash or other property which each share of Buyer Common Stock was converted into or exchanged for in such reorganization, recapitalization, consolidation, merger or sale. Notwithstanding the foregoing sentence, if (x) there shall occur any reorganization, recapitalization, consolidation, merger or sale involving the Buyer in which the Buyer Common Stock is converted into or exchanged for anything other than solely equity securities, and (y) the common stock of the acquiring or surviving company is publicly traded, then, following any such reorganization, capitalization, consolidation, merger or sale, the Stockholders shall have the right to receive, in lieu of each Contingent Share issuable under this Section 1.2(c), such number of shares of common stock of the acquiring or surviving company as is determined by dividing (A) the fair market value per share of Buyer Common Stock as of the effective date of such transaction, as determined in good faith by the Board of Directors of the Buyer, by (B) the fair market value per share of common stock of the acquiring or surviving company as of the effective date of such transaction, as determined in good faith by the Board of Directors of the Buyer. If the Buyer shall sell all or substantially all of the Buyer Pharmaceutical Division (whether by stock sale, asset sale or otherwise), then the Buyer shall, in its sole discretion, either (1) cause the acquiring company to agree to assume the obligations of the Buyer under this
Section 1.2(c) and to issue, in lieu of each Contingent Share issuable under this Section 1.2(c), such number of shares of common stock of the acquiring company as is determined by dividing (A) the fair market value per share of Buyer Common Stock as of the effective date of such transaction, as determined in good faith by the Board of Directors of the Buyer, by (B) the fair market value per share of common stock of the acquiring company as of the effective date of such transaction, as determined in good faith by the Board of Directors of the Buyer, or (2) issue to the Stockholders, upon the consummation of such sale, all unissued Contingent Shares which the Stockholders still had the opportunity to earn in the future.

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                       (iv) Within 10 days after the filing of a Form 10-K or
Form 10-Q, as appropriate, relating to each fiscal year or quarter, respectively, of the Buyer, until such time as the Buyer has no further obligations to pay any Contingent Shares, the Buyer shall provide to the Stockholders' Representative (as defined below), a notice of the Buyer's Net Sales and Operating Profit results relating to such quarter (or, in the case of the fiscal year end, relating to the fourth quarter of such fiscal year), along with financial documentation to support such results (the "Quarterly Results"). If any of the Stockholders dispute the Quarterly Results, the Stockholders' Representative shall deliver to the Buyer within 30 days after receiving the Quarterly Results a statement setting forth such objections to the Quarterly Results and describing the basis for such objections. Each of the Stockholders' Representative and the Buyer shall use good faith efforts to resolve any disputes relating to the Quarterly Results. Failure of the Stockholders' Representative to timely deliver a statement of objection to Quarterly Results pursuant to this Section 1.2(c)(iv) shall constitute acceptance of such Quarterly Results. If the Buyer and the Stockholders' Representative do not negotiate a final resolution to any dispute relating to the interpretation of and calculations pursuant to Schedule II within 30 days after delivery of the Stockholders' Representative's objection to the Quarterly Results, the Buyer and the Stockholders' Representative shall submit such dispute to Ernst & Young LLP in New York City (the "Independent Auditor"), whose costs shall be shared equally by the Buyer and the Stockholders. The Buyer and the Stockholders' Representative shall instruct the Independent Auditor to resolve any such dispute no later than 30 days after submission of the dispute to the Independent Auditor, whose determination thereof shall be final, binding upon and non-appealable by the Parties. The Buyer shall afford, and cause its officers, employees, agents and representatives (including, without limitation, its independent accountants) to afford, to the Stockholders' Representative and his agents and representatives, reasonable access to the personnel (including, without limitation, independent accountants), and financial, accounting and other data and information (including, without limitation, workpapers of the Buyer's independent accountants), to the extent relating to the calculation of the Quarterly Results as reasonably requested by the Stockholders' Representative or his representatives or agents for purposes of resolving such dispute. Any written resolution achieved by the Buyer and the Stockholders' Representative, or, as the case may be, by the Independent Auditor, of a matter of (A) calculation, (B) interpretation or application of Schedule II, or (C) the application of accounting principles or policies shall preclude the parties from disputing such matter further in the future.

                       (v) The Stockholders agree that if some or all of the Net Sales targets or Operating Profit targets set forth on Schedule II are not achieved, the Buyer shall have no liability to any Stockholder based on the manner in which the Buyer Pharmaceutical Division was operated unless the Buyer engaged in bad faith or gross negligence in the operation of such Division.

                       (vi) For purposes of this Agreement, the following terms shall have the following definitions:

                       (A) "Net Sales" and "Operating Profit" shall each have the respective meaning ascribed to them on Schedule II.

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                       (B) The "Buyer Pharmaceutical Division" shall mean all of
the Buyer's veterinary pharmaceutical business as of the Closing, the business conducted by Blue Ridge as of the Closing, and any veterinary pharmaceutical product lines developed in the ordinary course of business after the Closing by the Buyer, through Blue Ridge or otherwise, but excluding entities and businesses acquired by the Buyer after the Closing, unless the Buyer and the Stockholders' Representative mutually agree by written consent to include such an entity or business acquired by the Buyer.

                       (C) "Cause" for termination shall mean (a) the Employee Stockholder's willful material misconduct, embezzlement, fraud, or other criminal act involving moral turpitude, or (b) gross negligence in the performance of the Employee Stockholder's duties to the Buyer, or (c) any breach by the Employee Stockholder of any employment agreement, invention and non-disclosure agreement, non-competition agreement or similar agreement with the Buyer that is not cured within 15 days after receipt of written notice thereof from the Company.

                       (D) "Good Reason" for termination shall be deemed to exist upon the occurrence of any of the following events without the written consent of the Employee Stockholder: (i) a material reduction or diminution in the Employee Stockholder's position, authority or responsibilities as in effect on the Closing Date (as defined below), excluding an action or circumstance which is remedied by the Buyer within five business days following written notice from the Employee Stockholder to the Buyer describing such action or circumstance, provided that the Employee Shareholder must provide such notice within 30 days after becoming aware of the circumstances which constitute the alleged reduction or dimunition; (ii) a reduction in the annual base salary of the Employee Stockholder, unless a proportionate reduction is made to the annual base salaries of all of the Buyer's employees holding positions at a comparable level to that of the Employee Stockholder (provided that such reduction will not in any event exceed 5% of such Employee Stockholder's annual base salary); (iii) a relocation of the Employee Stockholder's principal place of employment to a new location that is more than 75 miles from the current location in Greensboro, North Carolina (unless such new location is closer than the current location to the Employee Stockholder's residence); or (iv) a breach by Buyer of the Employment Agreement, dated as of the Closing Date, between the Buyer and such Employee Stockholder, which breach is not cured within 15 days after receipt of notice thereof from the Employee Stockholder, except that "Good Reason" with respect to the Consultant shall be deemed to exist upon the occurrence of a breach by the Buyer of the terms of the consulting agreement between the Consultant and the Buyer, which breach is not cured within 15 business days after receipt of notice thereof from the Consultant.

                       (E) "Change in Control Event" shall be defined as the consummation of (i) a merger, consolidation, reorganization, recapitalization, tender offer, sale or other disposition involving the Buyer, immediately following which the individuals and entities who were the beneficial owners of the Buyer Common Stock immediately prior to such transaction beneficially own, directly or indirectly, less than 50% of the combined voting power

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of the then-outstanding securities entitled to vote generally in the election of directors, of the resulting or acquiring corporation in such transaction, (ii) the sale of all or substantially all of the assets of the Buyer or (iii) the sale of all or substantially all of the Buyer Pharmaceutical Division (whether by stock sale, asset sale or otherwise).

                       (F) "Stockholders' Representative" means Dwight Poler (or, after his resignation, his duly appointed replacement, as determined by Stockholders who held not less than a majority of Blue Ridge's capital stock immediately prior to the Closing), who is hereby designated by each of the Stockholders to serve as the representative of the Stockholders with respect to the matters expressly set forth in this Agreement to be performed by the Stockholders' Representative. Each of the Stockholders, by execution of this Agreement, hereby irrevocably appoints the Stockholders' Representative as the agent, proxy and attorney-in-fact for such Stockholder for the following purposes: (a) to consummate the transactions contemplated herein, (b) to pay such Stockholder's expenses incurred in connection with the negotiation and performance of this Agreement, (c) to disburse any funds received hereunder to such Stockholder and each other Stockholder, (d) to execute and deliver any certificates representing the Company's capital stock and execute such further instruments as the Buyer may request and (e) to negotiate, settle, compromise and otherwise handle all disputes regarding Quarterly Results or Contingent Shares and all claims for indemnification made by the Buyer or the Stockholders. Each of the Stockholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholders' Representative and shall survive the death, incapacity or bankruptcy of any Stockholder. Neither the Stockholders' Representative nor any agent employed by him shall incur any liability to any Stockholder relating to the performance of his duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct.

          1.3     The Closing

                  (a) The Closing shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 a.m., local time, on October 1, 1998, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date"). The closing of the purchase of all of the Blue Ridge Shares from each of the Stockholders shall take place simultaneously.

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                  (b)      At the Closing:

                       (i) Blue Ridge shall deliver to the Buyer the certificate referred to in Section 5.1(b);

                       (ii) each Stockholder shall deliver to the Buyer one or more certificates evidencing all of the Blue Ridge Shares owned by such Stockholder, duly endorsed in blank or with stock powers duly executed by the Stockholder;

                       (iii) the Buyer shall deliver to each Stockholder (A) the portion of the Cash Purchase Price set forth on Schedule I, subject to Section 1.2(a) hereto, payable by wire transfer of immediately available funds to an account designated by such Stockholder and (B) the portion of the Warrants set forth on Schedule I;

                       (iv) the Buyer shall deliver to each of Roland Johnson, Douglas Hepler and L. Steven Beck a Promissory Note in the form attached hereto as Exhibit A-1, A-2 or A-3, as appropriate, and shall provide evidence of the establishment of irrevocable standby letters of credit securing the payment of such Promissory Notes;

                       (v) the Buyer and each of the employees of Blue Ridge shall execute and deliver:

                            (A) an Employment Agreement in the form attached
hereto as Exhibits C-1, C-2, C-3 or C-4 (the appropriate form for each employee being designated on Schedule III);

                            (B) a Non-Compete Agreement in the form attached as
Schedule A to such Employment Agreement; and

                            (C) an Invention and Non-Disclosure Agreement in
the form attached as Schedule B to such Employment Agreement;

                       (vi) Blue Ridge and the Consultant shall execute and deliver a Consulting Agreement substantially in the form attached hereto as Exhibit D;

                       (vii) Kirkland & Ellis shall deliver to the Buyer an opinion with respect to the matters set forth in Exhibit E attached hereto, addressed to the Buyer and dated as of the Closing Date;

                       (viii)Howrey & Simon shall deliver to the Buyer an opinion with respect to the matters set forth in Exhibit F attached hereto, addressed to the Buyer and dated as of the Closing Date;

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                       (ix) Hale and Dorr LLP shall deliver to the Stockholders
an opinion with respect to the matters set forth in Exhibit G attached hereto, addressed to the Stockholders and dated the Closing Date;

                       (x) Bain Capital, Inc. ("Bain") and Blue Ridge shall execute and deliver a Letter Agreement, in the form attached hereto as Exhibit H, terminating the Advisory Agreement dated December 30, 1996 between Blue Ridge and Bain; and

                       (xi) the Buyer and the Stockholders' Representative (on behalf of the Stockholders) shall execute and deliver a cross-receipt evidencing the purchase and sale of the Blue Ridge Shares referred to above.

                  (c) Effective as of the Closing, Blue Ridge and each of the Stockholders party to the agreements listed on Schedule IV hereto agree that each such agreement shall be terminated and shall be of no further force and effect (it being understood and agreed that no termination of any such employment, consulting, legal services or benefits agreement shall relieve Blue Ridge of any obligation to pay any accrued but unpaid compensation or benefits thereunder).

          1.4 Further Assurances   At any time and from time to time after the
Closing, at the reasonable request of the Buyer and without further consideration, the Stockholders shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Blue Ridge Shares, to put the Buyer through its ownership of the Blue Ridge Shares in actual possession and operating control of the assets (including without limitation the original corporate minute books of Blue Ridge and all corporate seals), properties and business of Blue Ridge, and to carry out the purpose and intent of this Agreement.


ARTICLE IIA

                         REPRESENTATIONS AND WARRANTIES
                         REGARDING THE BLUE RIDGE SHARES

         Each of the Stockholders severally represents and warrants to the Buyer as follows:

          2A.1 Ownership of Blue Ridge Shares. Except for the Stockholders Agreement listed on Schedule IV (which agreement shall terminate as of the Closing), each Stockholder has good and marketable title, free and clear of any and all Security Interests (as defined below), to all of the Blue Ridge Shares listed on Schedule I as being owned by him or it. Each Stockholder has the full right, power and authority to sell, transfer, convey, assign and deliver to the Buyer at the Closing the Blue Ridge Shares owned by him or it and, upon consummation of the purchase and sale contemplated hereby, the Buyer will acquire from him or it good and marketable title to such

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Blue Ridge Shares, free and clear of all Security Interests, other than those created or arising by reason of any action of the Buyer. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, lien, contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law).

          2A.2 Authority Each Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement has been duly and validly executed and delivered by him or it, and constitutes a valid and binding obligation of him or it, enforceable against him or it in accordance with its terms.

          2A.3 Noncontravention Neither the execution and delivery of this Agreement by such Stockholder, nor the consummation by him or it of the transactions contemplated hereby, will (i) conflict with, result in a breach of, constitute a default under, or require any notice, consent or waiver under, any agreement or instrument to which such Stockholder is a party or by which such Stockholder is bound, (ii) result in the imposition of any Security Interest upon the Blue Ridge Shares owned by him or it, or (iii) violate any law, rule, regulation, order, writ, injunction or decree applicable to such Stockholder or to the Blue Ridge Shares owned by such Stockholder.

          2A.4    Investment Representations.
                  (a) Such Stockholder is acquiring the Warrants, the Contingent Shares and the Buyer Common Stock subject to the Warrants to be issued to such Stockholder pursuant to this Agreement (collectively, the "Purchase Price Securities") for his or its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such shares in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any rule or regulation under the Securities Act.

                  (b) Such Stockholder has had adequate opportunity to obtain from representatives of the Buyer such information, in addition to the representations set forth in the Agreement, as is necessary to evaluate the merits and risks of such Stockholder's acquisition of the Purchase Price Securities.

                  (c) Such Stockholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Purchase Price Securities and to make an informed investment decision with respect to such acquisition.

                  (d) Such Stockholder understands that the Purchase Price Securities have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; and that until such shares are so registered, the Purchase Price Securities cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

                  (e) Such Stockholder agrees and understands that until the Purchase Price Securities are sold under an effective registration statement pursuant to Article VII or sold pursuant to Rule 144 under the Securities Act, a legend substantially in the following form may be placed on the certificate representing the Purchase Price Securities to be issued to the Stockholder:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

                  (f) Each of the following Stockholders represents that he or it is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act: Roland Johnson, P. Scott Moffitt, Bain Capital Fund V, L.P., Bain Capital Fund V-B, L.P., BCIP Associates, Randolph Street Partners, Sutter Hill Ventures, Sutter Hill Associates, L.P., Tench Coxe 401(k), Dennis Sheehan 401(k), Sherryl Hossack 401(k), Stanford University, John Dunning and Richard Chan.


ARTICLE IIB

               REPRESENTATIONS AND WARRANTIES REGARDING BLUE RIDGE

         Blue Ridge represents and warrants to the Buyer that the statements contained in this Article IIB are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IIB, and the disclosures in any paragraph of the Disclosure Schedule shall qualify another paragraph in this Article IIB only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other paragraph.

          2B.1 Organization Blue Ridge is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own its properties and to carry on its business as now being conducted. Blue Ridge does not have any subsidiaries or own any equity interest in any other corporation or entity. Blue Ridge is qualified to transact business as a foreign corporation in the jurisdictions listed in Section 2B.1 of the Disclosure Schedule.

          2B.2 Capitalization The authorized capital stock of Blue Ridge consists of 4,000 shares of Class L Common Stock, $0.01 par value per share (the "Class L Common Stock"), of which 1,305 shares are outstanding as of the date of this Agreement, and 36,000 shares of Class A Common Stock, $0.01 par value per share (the "Class A Common Stock"), of which 11,745 shares are outstanding as of the date of this Agreement (all of which outstanding shares of Class L Common Stock and Class A Common Stock are owned by the Stockholders as set forth on
Schedule I attached hereto), none of which shares of Class L Common Stock or Class A

Common Stock are held in the treasury of Blue Ridge. All of the outstanding Blue Ridge Shares are duly authorized, validly issued, fully paid and nonassessable and were issued without violation of any preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements, obligations or commitments to which Blue Ridge is a party or which are binding upon Blue Ridge providing for the issuance, disposition or acquisition, contingent or otherwise, of any of its capital stock, or any other securities exercisable therefore or convertible thereinto. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Blue Ridge. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of any capital stock of Blue Ridge. All of the issued and outstanding Blue Ridge Shares were issued in compliance with applicable federal and state securities laws.

          2B.3 Noncontravention The purchase and sale of the Blue Ridge Shares contemplated by this Agreement will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to Blue Ridge, except for any violation which could not reasonably be expected to have a material adverse effect on Blue Ridge or its business, assets, financial condition or prospects (a "Blue Ridge Material Adverse Effect"); (b) violate the provisions of the Certificate of Incorporation or By-laws of Blue Ridge; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Blue Ridge; or (d) conflict with, result in the breach or termination of, constitute a default under, or cause the creation of any Security Interest upon Blue Ridge's assets pursuant to, any Contract (as defined in Section 2B.9(a)) or Permit (as defined in Section 2B.16) of Blue Ridge. Section 2B.3 of the Disclosure Schedule sets forth a list of each notice, consent, waiver or amendment required to be obtained prior to or as a result of the consummation of the purchase and sale of Blue Ridge Shares contemplated by this Agreement, under any Contract (the "Required Consents")

          2B.4    Financial Statements and Information
                  (a) Blue Ridge has previously delivered to the Buyer its audited financial statements as of and for the year ended December 31, 1997 and its unaudited financial statements as of and for the eight-month period ended August 31, 1998. Such financial statements (i) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except that such unaudited financial statements do not include footnotes or normally occurring adjustments), (ii) fairly present, in all material respects, as of the dates and for the periods indicated, the financial position and the results of operations of Blue Ridge and (iii) are consistent, in all material respects, with the books and records of Blue Ridge.

                  (b) Blue Ridge has no material liability other than (i) the liabilities shown on Blue Ridge's balance sheet as of August 31, 1998, (ii) liabilities, similar in nature to those shown on such balance sheet, which have arisen after August 31, 1998 in the ordinary course of business consistent with past practice and (iii) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

        * Confidential material has been omitted pursuant to a request for confidential treatment and filed seperately with the Commission.


                  (c) Since August 31, 1998, (i) there has been no material adverse change in Blue Ridge or its business or financial condition, and there has occurred no event or development which could reasonably be expected to have a Blue Ridge Material Adverse Effect, and (ii) Blue Ridge has not taken any of the actions set forth in clauses (a) through (i) of Section 4.3.

         2B.5     Intellectual Property.
                  (a) (i) To the knowledge of Blue Ridge, Blue Ridge owns or has the right to use all Intellectual Property (as defined below) necessary to make, use or sell any products currently sold or under development by Blue Ridge, or otherwise necessary for the operation of its business as presently conducted (the "Blue Ridge Intellectual Property"). Each item of Blue Ridge Intellectual Property will be owned or available for use by Blue Ridge on identical terms and conditions immediately following the Closing. Blue Ridge has taken all reasonable measures to protect the proprietary nature of each item of Blue Ridge Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the knowledge of Blue Ridge, no other person or entity has any rights in the worldwide animal health field to any of the Blue Ridge Intellectual Property (other than off-the-shelf software programs licensed by Blue Ridge pursuant to "shrink-wrap" licenses and except pursuant to agreements or licenses specified in Section 2B.5(c) or 2B.5(d) of the Disclosure Schedule), and, to the knowledge of Blue Ridge, no person or entity is infringing, violating or misappropriating any Blue Ridge Intellectual Property to any material extent. Blue Ridge has made available to the Buyer correct and complete copies of all written documentation evidencing ownership or licensing of, and any claims or disputes relating to, each item of Blue Ridge Intellectual Property (other than off-the-shelf software programs licensed by Blue Ridge pursuant to "shrink-wrap" licenses). For purposes of this Agreement, "Intellectual Property" means all (A) patents and patent applications, (B) copyrights and registrations thereof, (C) formulas, processes, techniques, technical data, research and development information or other confidential information relating to the development or manufacture of Blue Ridge's products,
(D) computer software, data and documentation, (E) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and (F) other proprietary rights relating to any of the foregoing.

                       (ii) Blue Ridge has the exclusive worldwide right and license to the ***** Technology (as defined in the License Agreement dated as of ***************** between *************** and ************* ) in the animal health field to make, develop, manufacture, market, sublicense and sell products utilizing the ***** Technology as a ******************** for ******************
******************************************************************* The *****
Technology is licensed to Blue Ridge by ****************************************
*********************************************** under an assignment and sublicense agreement dated **************************************************
************************ licenses the ***** Technology under a license agreement with *********************************** dated ********************************
*********************

        * Confidential material has been omitted pursuant to a request for confidential treatment and filed seperately with the Commission.


**************** (the ************* Agreement"). ************ licenses the *****
Technology under a license agreement with **************************************
************ dated *****************(the **** Agreement"). ****** has not breached any term of the ************ Agreement in a manner that would give ************ the right to terminate such agreement, with or without notice. ************ has not breached any term of the *** Agreement in a manner that would give *** the right to terminate such agreement, with or without notice. No termination of the *** Agreement has been threatened by *** and no termination of the ************ Agreement has been threatened by *************and both such agreements remain in full force in accordance with their terms.

                       (iii) Blue Ridge has the exclusive worldwide right and license under the Technology (as defined in the Development, License, and Supply Agreement effective as of *********** between ******************************
************ and Blue Ridge, as consented to by ********************************
(the ********* Agreement")) in the animal health field to make (subject to the terms of the ******** Agreement), develop, register and sell products utilizing the Technology as ********************** for the products set forth on Appendix A to the ******** Agreement. The Technology is licensed to Blue Ridge by ******** and ***** under the ******** Agreement.

                       (iv) Blue Ridge has the exclusive right and license in the United States and Canada under the Patent Rights, Know-How and Improvements (each as defined in the License Agreement dated as of ***************** between ************************* and Blue Ridge (the ******* Agreement")) to make, use and sell Products (as defined in the *******Agreement). Patent Rights, as defined in the *******Agreement include, without limitation, rights under U.S. Patent Application No. *****************************************************
***********************************************************.

                       (v) Blue Ridge has the exclusive worldwide right under the Supply Agreement dated as of ************** between ******************* and Blue Ridge (the ******** Agreement") to the supply of Product, as defined in the ******* Agreement, for use for all veterinary medicine indications. Blue Ridge's rights to Products, as defined in the ******* Agreement, are sufficient to enable Blue Ridge to (A) develop, manufacture, use, register, market and sell each of the products utilizing ******, as defined in the ******* Agreement, as an active ingredient which are currently sold or under development by Blue Ridge, including, without limitation, ****** products intended to ************** ********************************************************* and (B) use **********
********************************************************************************
******.

                  (b) To the knowledge of Blue Ridge, none of the activities or business presently conducted by Blue Ridge infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity. Blue Ridge has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

                  (c) Section 2B.5(c) of the Disclosure Schedule identifies each license or other agreement pursuant to which Blue Ridge has licensed, distributed or otherwise granted any rights to any third party with respect to, any of Blue Ridge Intellectual Property.

                  (d) Section 2B.5(d) of the Disclosure Schedule identifies each item of Blue Ridge Intellectual Property that is owned by a party other than Blue Ridge, and the license or agreement pursuant to which Blue Ridge uses it (excluding off-the-shelf software programs licensed by Blue Ridge pursuant to "shrink-wrap" licenses).

                  (e) To Blue Ridge's knowledge, all internal computer systems that are material to its business and operations are, or are expected to be by December 31, 1999, Year 2000 Compliant, except to the extent that a failure to be Year 2000 Compliant would not reasonably be expected to have a Blue Ridge Material Adverse Effect. Blue Ridge is not aware, without any obligation to have made any affirmative inquiries or investigations, of any failure to be Year 2000 Compliant on the part of any third-party system that is material to the business or operations of Blue Ridge, including without limitation any system belonging to one of Blue Ridge's suppliers, manufacturers, service providers or customers. For purposes of this Agreement, "Year 2000 Compliant" means, with respect to computer and electronic systems, that such system, when used properly in accordance with its documentation, is capable of correctly receiving, processing and providing date data within and between the twentieth and twenty-first centuries; provided that all applications, hardware and other systems used in conjunction with such system correctly exchange date data with or provide data to such system.

          2B.6 Trademarks Blue Ridge has used the Trademarks (as defined below) listed in Section 2B.6 of the Disclosure Schedule since the dates set forth in such Section. Blue Ridge has not licensed or granted any right to use any such Trademark to any other person or entity. Blue Ridge does not sell products or operate its business under, and in the past has not sold products or operated its business under, any Trademarks other than those listed in Section 2B.6 of the Disclosure Schedule. "Trademarks" means each trademark, tradename or other designation adopted or used by Blue Ridge and each registered trademark and application for registration of trademark which is owned by Blue Ridge.

          2B.7    Real Property  Blue Ridge owns no real property

          2B.8    Personal Property

                  (a) Blue Ridge owns or leases all tangible assets necessary for the conduct of its business as presently conducted by Blue Ridge. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. All such tangible assets are located at Blue Ridge's facility at 212-B Burgess Road, Greensboro, North Carolina 27409.

                  (b) No asset of Blue Ridge (tangible or intangible) is subject to any Security Interest.

                  (c) Section 2B.8(c) of the Disclosure Schedule sets forth (i) a true, correct and complete list as of August 31, 1998 of all items of tangible personal property (other than inventory), including without limitation purchased and capitalized software, owned by Blue Ridge as of the date hereof, or not owned by Blue Ridge but in the possession of or used in the business of Blue Ridge (the "Personal Property"), other than individual assets with a book value of less than $10,000; and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by Blue Ridge and the circumstances under which such Property is used. Each item of Personal Property not owned by Blue Ridge is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the respective entity and the owner or lessor thereof, the obligations of the respective entity to such owner or lessor will be discharged.

          2B.9    Contracts

                  (a) Section 2B.9 of the Disclosure Schedule lists each of the following contracts, agreements or commitments (written or oral) to which Blue Ridge is a party (other than those listed in Section 2B.5 of the Disclosure Schedule): (i) any contract, agreement or commitment providing for the payment by Blue Ridge of an amount in excess of $25,000 per year which is not terminable by Blue Ridge without penalty on 60 days or less notice; (ii) any contract, agreement or commitment concerning ownership of ideas or inventions, work-for-hire or non-competition; (iii) any contract, agreement or commitment with any current or former stockholders or employees of or consultants to Blue Ridge, except employee-at-will arrangements; (iv) any manufacturing or supply agreement; (v) any lease or sublease of real estate; (vi) any agreement for the borrowing of money or guarantee of indebtedness; (vii) any agreement with a customer or distributor under which Blue Ridge has granted exclusive rights or "most favored nation" pricing terms, and (viii) any agreement relating to the acquisition or disposition of assets outside the ordinary course of business having a value of more than $10,000 (collectively, together with the agreements and licenses listed in Section 2B.5 of the Disclosure Schedule, the "Contracts").

                  (b) Blue Ridge has previously delivered to the Buyer a complete and accurate copy of each Contract. Each Contract is a valid and binding agreement between Blue Ridge and the other party or parties thereto, and will continue to be so immediately following the Closing; no defaults or breaches exist under any of the Contracts on the part of Blue Ridge or, to the knowledge of Blue Ridge, any other party thereto, and none will arise as a result of the purchase and sale of Blue Ridge Shares contemplated by this Agreement, that would give rise to a right to terminate such Contract on the part of the other party; and Blue Ridge has no reason to believe that any other party to any Contract will not be able to perform its material obligations thereunder.

          2B.10   Books and Records; Bank Accounts
                  (a) The corporate minute books, financial and accounting records and other business records of Blue Ridge are accurate and complete in all material respects.

                  (b) Section 2B.10 of the Disclosure Schedule sets forth a correct and complete list of all bank accounts and safe deposits of Blue Ridge, and all authorized signatories with respect thereto.

          2B.11   Tax Matters
                  (a) Blue Ridge has filed on a timely basis all federal, state, local and foreign Tax (as defined below) returns that were required to be filed, all of which returns were accurate and complete in all material respects. Blue Ridge has paid on a timely basis all Taxes which have become due and withheld and has remitted on a timely basis any Taxes required to be withheld by it. The unpaid Taxes of Blue Ridge for tax periods through June 30, 1998 do not exceed, in any material respect, the accruals and reserves for Taxes set forth on the June 30, 1998 balance sheet of Blue Ridge. No unsatisfied deficiencies have been asserted or assessed against Blue Ridge as a result of any audit by the Internal Revenue Service or any state or local taxing authority, and no examination or audit by any such authority is currently in progress or, to the knowledge of Blue Ridge, threatened.

                  (b) Blue Ridge is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax returns. Blue Ridge has delivered to the Buyer complete and accurate copies of all federal, state and local income and property Tax returns, examination reports and statements of deficiencies assessed against or agreed to by Blue Ridge since its inception. No examination or audit of any Tax return of Blue Ridge by any governmental entity is currently in progress or, to the knowledge of Blue Ridge, threatened. Blue Ridge has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. Blue Ridge (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of Blue Ridge are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has no actual or potential liability for any Taxes of any person or entity under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract, or otherwise; and
(iv) is not and has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

                  (c) "Taxes" means all taxes, charges, fees and similar assessments (including without limitation those relating to income, receipts, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, franchises and value added, and customs and import duties and fees) imposed by the United States of America or any state, local or foreign government, or any agency thereof, including any interest, fines or penalties with respect thereto.

          2B.12   Product and Service Warranties
Standard warranty terms which are set forth in Section 2B.12 of the Disclosure Statement.

          2B.13 Customers and Suppliers No significant customer has indicated to Blue Ridge that it will stop or decrease, in any material respect, purchasing products from Blue Ridge in the future or that it wishes to return or receive a refund for any products previously purchased from Blue Ridge, except for returns or refunds granted in the ordinary course of business. Section 2B.13 of the Disclosure Schedule sets forth a list of each supplier that is the sole supplier of any significant product to Blue Ridge. No such supplier has indicated within the past year that it will stop, or materially decrease the rate of, supplying products to Blue Ridge.

          2B.14   Insurance

                  (a) Blue Ridge maintains, has maintained since its inception, and will maintain until the Closing insurance with respect to its assets and business, the present scope and coverage amounts of which are described in
Section 2B.14 of the Disclosure Schedule.

                  (b) No product liability, professional liability or similar claim has ever been made against Blue Ridge.

         2B.15    Legal Compliance; Environmental Matters.

                  (a) Blue Ridge, and the conduct and operations of Blue Ridge's business, are in material compliance with each applicable law (including rules, regulations, ordinances and codes thereunder) of any federal, state, local or foreign government or governmental authority (including without limitation any relating to public health and safety, environmental protection, hazardous waste or applicable building, zoning and other laws), except for any violation or default which will not result in a Blue Ridge Material Adverse Effect.

                  (b) Without limiting the generality of Section 2B.15(a):

                            (i) Blue Ridge has filed with the Food and Drug
Administration (the "FDA") and all applicable state, local or foreign regulatory bodies for, and received approval of, all registrations, applications or other regulatory authorizations necessary to conduct Blue Ridge's business as it is being conducted on the date hereof, except for any failure to file or receive which will not result in a Blue Ridge Material Adverse Effect, and Blue Ridge has obtained and is in compliance with such registrations, applications and other regulatory authorizations, and all applicable FDA, state and local rules, regulations, guidelines and policies, including those relating to good clinical practice (GCP), good laboratory practice (GLP) and good manufacturing practice
(GMP), except for any failure to be in compliance which will not result in a Blue Ridge Material Adverse Effect; and

                            (ii) all clinical trials were, and, if still
pending, are, being conducted in a manner that (x) follows, in all material respects, protocols, procedures and controls generally used by qualified experts in clinical studies and (y) is consistent in all material respects with all applicable federal, state and local regulations, including, but not limited to, 20 CFR 200, 21 CFR 511.1 and 21 CFR 512.

                  (c) Blue Ridge has complied in all material respects with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of Blue Ridge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental entity, relating to any Environmental Law involving Blue Ridge. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned, disposed or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and
(viii) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste, each as in effect on or prior to the Closing Date. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA").

                  (d) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by Blue Ridge. Blue Ridge is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by Blue Ridge that could reasonably be expected to have a material adverse impact on the real property or facilities owned, operated or controlled by Blue Ridge. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products.

                  (e) Section 2.15(e) of the Disclosure Schedule sets forth a list of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by Blue Ridge (whether conducted by or on behalf of Blue Ridge or a third party, and whether done at the initiative of Blue Ridge or directed by a governmental entity or other third party) which Blue Ridge has possession of or reasonable access to. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer.

          2B.16 Permits   Blue Ridge possesses all material permits, licenses,
registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any governmental, regulatory or administrative authority or agency, or any other third party, that are required to conduct the business of Blue Ridge as currently conducted, each of which is listed in Section 2B.16 of the Disclosure Schedule (collectively, the "Permits").

          2B.17 Litigation   Blue Ridge (a) is not subject to any unsatisfied
judgment, order, decree, stipulation or injunction and (b) is not a party to, nor to its knowledge threatened with, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority.

          2B.18 Confidential Information Blue Ridge has not disclosed any information of a proprietary or confidential nature relating to its business, products, technology or financial condition to any person or entity, except (i) in the ordinary course of business pursuant to non-disclosure agreements to which Blue Ridge is a party, (ii) to the legal and financial advisors of Blue Ridge and its stockholders, and (iii) to the Buyer and its legal and financial advisors.

          2B.19 Employees All present employees of Blue Ridge are listed in
Section 2B.19 of the Disclosure Schedule, together with their job titles and salaries. Each present and past employee of Blue Ridge is bound by Blue Ridge's standard confidentiality agreement, a copy of which is attached as Section 2B.19 of the Disclosure Schedule. No employees of Blue Ridge are represented by any labor union or subject to any collective bargaining agreement, nor is Blue Ridge aware of any unionization or organizational effort pending or contemplated.

         2B.20  Employee Benefits.

                  (a) Section 2B.20 of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by Blue Ridge or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 2(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 2(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is or at any applicable time was a member of (i) a controlled group of corporations (as defined in Section 414(b) of Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or
(iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes Blue Ridge. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all material unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for each Employee Benefit Plan since inception of the Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and Blue Ridge and each ERISA Affiliate have in all material respects met their obligations with respect to such Employee Benefit Plan and have made all required contributions thereto. Blue Ridge and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

                  (b) There are no known investigations by any governmental entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

                  (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any material respect.

                  (d) Neither Blue Ridge nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

                  (e) At no time has Blue Ridge or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

                  (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination or employment to any employee of Blue Ridge (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

                  (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by Blue Ridge or any ERISA Affiliate that would subject Blue Ridge or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

                  (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                  (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Blue Ridge from amending or terminating any such Employee Benefit Plan with respect to the accrual of future benefits.

                  (j) Section 2B.20 of the Disclosure Schedule discloses each:
(i) agreement with any director, executive officer or other key employee of Blue Ridge (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Blue Ridge of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Blue Ridge that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding Blue Ridge, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          2B.21 Business Relationships With Affiliates. No officer, director or stockholder of Blue Ridge (a) owns any property or right, tangible or intangible, which is used in, or was developed for the purpose of use in, the business of Blue Ridge, (b) has any claim or cause of action against Blue Ridge,
(c) owes any money to or is owed any money by (except for salary and other compensation accrued in the ordinary course of business) Blue Ridge or (d) has any other business relationship with Blue Ridge, other than in his capacity as an officer, director, stockholder or employee.

          2B.22 Brokers' Fees No financial advisor, broker, agent or finder was utilized by Blue Ridge or any Stockholder in connection with the transactions contemplated by this Agreement and no fees are due or owing by Blue Ridge to any financial advisor, broker, finder or agent.

          2B.23   Disclosure
                  (a) No representation or warranty by Blue Ridge contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered at the Closing by or on behalf of Blue Ridge pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                  (b) The financial statements and other information concerning Blue Ridge that were provided by Blue Ridge to the Stockholders in connection with their consideration and execution of this Agreement (the "Blue Ridge Documents") did not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which such statements were made, in order to make the statements therein not misleading. Any projections contained in the Blue Ridge Documents were made in good faith and were based upon assumptions believed by Blue Ridge to be reasonable; however, Blue Ridge makes no guarantee that such projections will be realized.


ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to each Stockholder as follows:

          3.1 Organization The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own its properties and carry on its business as it is currently being conducted. The Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

          3.2 Capitalization The authorized capital stock of the Buyer consists of 60,000,000 shares of Buyer Common Stock, of which 38,635,539 shares were issued as of September 15, 1998. No shares of Buyer Common Stock are held by subsidiaries of the Buyer and, except as disclosed in the Buyer Reports, no shares of Buyer Common Stock are reserved for issuance pursuant to employee or director stock option plans or programs authorized by Buyer's board of directors and stockholders, or pursuant to warrants, agreements, arrangements or other commitments. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Johnson Shares, the Contingent Shares and the shares of Buyer Common Stock underlying the Warrants (collectively, the "Purchase Price Shares") will be, when issued in accordance with this Agreement or the Warrants, duly authorized, validly issued, fully paid, nonassessable, free of all preemptive rights and listed on the Nasdaq National Market (or such other securities exchange or trading system on which the Buyer Common Stock is then listed.)

          3.3 Authorization The execution and delivery by the Buyer of this Agreement, and the consummation by the Buyer of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

         3.4 Noncontravention The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer (b) violate the provisions of the Certificate of Incorporation or By-laws of the Buyer; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Buyer; or (d) conflict with, result in the breach or termination of, or constitute a default under, or require any notice, consent or waiver under, any agreement or instrument to which the Buyer is a party or by which the Buyer or any of its assets is bound.

         3.5 Reports and Financial Statements The Buyer has previously furnished to Blue Ridge complete and accurate copies, as amended or supplemented, of its
(a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission (the "SEC") and (b) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1998 and June 30, 1998 (such reports are collectively referred to herein as the "Buyer Reports"). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 of the Exchange Act of 1934, as amended (the "Exchange Act"), with the SEC since December 31, 1997. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

         3.6 Absence of Material Adverse Changes Since June 30, 1998, there has not been any material adverse change in the Buyer or its business or financial condition, and there has occurred no event or development which may reasonably be foreseen to have in the future a material adverse effect on the Buyer or its business or financial condition.

         3.7 Location Headquarters The Buyer currently intends to cause the headquarters of the Buyer Pharmaceutical Division to be located in the Greensboro, North Carolina area.

          3.8 Brokers' Fees No financial advisor, broker, agent or finder was utilized by the Buyer in connection with the transactions contemplated by this Agreement and no fees are due or owing by the Buyer to any financial advisor, broker, finder or agent.


 ARTICLE IV
                                    COVENANTS

          4.1 Best Effort   Each of the Parties shall use its reasonable best
efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

          4.2 Required Consents   Blue Ridge shall use its reasonable best
efforts to obtain the Required Consents.

          4.3 Operation of Business Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, Blue Ridge shall not, without the written consent of the Buyer:

                  (a) issue, grant or sell any shares of capital stock of Blue Ridge or any rights, warrants or options to acquire any such shares;

                  (b) pay any dividend or other distribution in cash or property in respect of capital stock or partnership interests;

                  (c) create, incur or assume any indebtedness for borrowed money not currently outstanding (including capital leases obligations); assume, guarantee or otherwise become liable for the obligations of any other person; or make any loans or capital contributions to, or investments in, any other person;

                  (d) enter into, adopt or amend any employee benefit plan in any material respect or any employment or severance agreement; or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, or pay any bonuses to, its employees; or hire or terminate any employee with an annual salary in excess of $40,000;

                  (e) acquire any assets or make any capital expenditures for an amount of over $10,000 in any one instance or $50,000 in the aggregate;

                  (f) pay any material obligation or liability other than in the ordinary course of business, except as otherwise provided pursuant to Section
4.6 of this Agreement;

                  (g) sell, lease, encumber, dispose of, assign, transfer or license any assets or Blue Ridge Intellectual Property, other than in the ordinary course of business;

                  (h) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any Contract; or

                  (i) agree to take any of the actions set forth in clauses (a) through (h) above.

          4.4 Full Access Blue Ridge shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of Blue Ridge) to all premises, properties, technology, financial and accounting books and records, contracts, other records and documents, officers, personnel, counsel and auditors of or pertaining to Blue Ridge.

          4.5 Exclusivity No Stockholder shall, and the Stockholders shall cause Blue Ridge and its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in discussions or negotiations with, or enter into any agreement or understanding with, any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets (except with the consent of the Buyer), tender offer, recapitalization, purchase of shares of common stock or other equity interest of Blue Ridge, proxy solicitation or other business combination involving Blue Ridge or (ii) provide any non-public information concerning, or access to, the business, properties or assets of Blue Ridge to any person or entity (other than in the ordinary course of business of Blue Ridge to a party not interested in pursuing a transaction of the nature described in clause (i) above). The Stockholders shall immediately notify the Buyer of, and shall disclose to the Buyer the details of, any inquiries or discussions of the nature described in the preceding sentence.

          4.6 Expenses    Each Party shall bear its own costs and expenses
(including legal and other professional fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (it being agreed that should the Closing occur, except as provided in the last sentence in this Section 4.6, any such costs and expenses incurred by Blue Ridge shall be borne by the Stockholders as a reduction of the Cash Purchase Price, pro rata, allocated among each Stockholder based on his or its percentage ownership of the capital stock of Blue Ridge immediately prior to the Closing). Blue Ridge shall provide the Buyer with a calculation of the total costs and expenses of Blue Ridge no later than two business days prior to the Closing. Of the $1,287,550 payable by Blue Ridge under the Advisory Agreement dated December 30, 1996 between Blue Ridge and Bain Capital, Inc., $840,000 shall be borne by the Stockholders pursuant to this Section 4.6, and $447,550 shall be borne by Blue Ridge.

          4.7 Director and Officer Indemnification The Buyer agrees that, to the maximum extent permitted by the State of Delaware, all rights to indemnification and exculpation from liability for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former directors, officers or employees of Blue Ridge, as provided in the certificate of incorporation or by-laws of Blue Ridge, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than seven years after the Closing Date, provided that, no such person shall be indemnified by Blue Ridge or the Buyer with respect to any matter as to which the Buyer is entitled to be indemnified under Article VI hereof.



 ARTICLE V

                              CONDITIONS TO CLOSING

         5.1 Conditions to Obligations of the Buyer The obligation of the Buyer to consummate the purchase of the Blue Ridge Shares contemplated hereby is subject to the satisfaction of the following conditions:

                  (a)    Blue Ridge shall have obtained all Required Consents;

                  (b) Blue Ridge shall have performed or complied with its obligations under Section 4.3, and shall have delivered to the Buyer a certificate to that effect; and

                  (c) no action, suit or proceeding (other than between the Buyer and Blue Ridge) shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation of the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect.

         5.2 Conditions to Obligations of the Stockholders The obligation of each Stockholder to consummate the sale of his or its Blue Ridge Shares contemplated hereby is subject to the satisfaction of the following conditions:

                  (a) no action, suit or proceeding (other than between the Buyer and Blue Ridge) shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation of the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect.


 ARTICLE VI

                                 INDEMNIFICATION

          6.1     Indemnification by the Stockholders

                  (a) Each Stockholder shall, severally and not jointly (to the extent set forth in Section 6.5(a)), indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Buyer, Blue Ridge, or any officer or director thereof resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Blue Ridge contained in this Agreement.

                  (b) Each Stockholder shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all Damages incurred or suffered by the Buyer, Blue Ridge, or any officer or director thereof resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of such Stockholder contained in this Agreement.

          6.2   Indemnification by the Buyer    The Buyer shall indemnify each
Stockholder in respect of, and hold it harmless against, any and all Damages incurred or suffered by such Stockholder resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer contained in this Agreement.

          6.3   Claims for Indemnification

                  (a) A Party entitled to indemnification under this Article VI (an "Indemnified Party") shall give prompt written notification to the party from whom indemnification is sought (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Within 15 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The party or parties not controlling such defense may participate therein at its or their own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party or parties controlling such defense shall keep the other party or parties advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party or parties with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

                  (b) Notwithstanding the provisions of Section 6.3(a), if a third party asserts (other than by means of a lawsuit) that the Buyer or Blue Ridge is liable to it for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Article VI, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Stockholders, (ii) the Buyer may make a claim for indemnification pursuant to this Article VI in accordance with the provisions of this Section 6.3, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Section 6.3, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Stockholders to dispute, in the manner set forth in this Section 6.3, the Buyer's entitlement to indemnification or the amount for which it is entitled to indemnification).

                  (c) An Indemnified Party wishing to assert a claim for indemnification under this Article VI shall deliver to the Indemnifying Party a written notice (a "Claim Notice") which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred by the Indemnified Party,
(ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall have the right to submit such dispute to such dispute resolution service as may be agreed by them or to pursue the matter in a court of competent jurisdiction.

                  (d) For purposes of this Section 6.3 and the last two sentences of Section 6.5(b), any references to the Indemnified Party or the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in this Article VI) shall, if the Stockholders comprise the Indemnified Party or the Indemnifying Party, be deemed to refer to the Stockholders' Representative. The Stockholders' Representative shall have full power and authority on behalf of each Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Stockholders under this Article VI. The Stockholders' Representative shall have no liability to

        * Confidential material has been omitted pursuant to a request for confidential treatment and filed seperately with the Commission.


any Stockholder for any action taken or omitted on behalf of the Stockholders pursuant to this Article VI.

          6.4. Holdback Provisions If the Buyer has in good faith delivered a Claim Notice or an Expected Claim Notice (as defined in Section 6.5(b))pursuant to this Article VI, and such claim or claims have not been paid by the Stockholder or Stockholders against which such claim was asserted or otherwise resolved, then (subject to the limitations set forth in Section 6.5) the Buyer shall be entitled to hold back such number of Contingent Shares that would otherwise be issuable to such Stockholder or Stockholders as have a fair market value as determined by the average of the closing price per share of the Buyer Common Stock on the Nasdaq National Market over the 15 consecutive trading days through and including the date two trading days prior to the date such Contingent Shares would otherwise be issuable, equal to the Claimed Amount (or any lesser amount then claimed), less any portion thereof as has actually been paid by such Stockholder or Stockholders pursuant to this Article VI with respect to such claim, ********************************************************
*******************************************************************************
*********************************************. Upon the resolution of any indemnity claim that was subject to a hold-back under this Section 6.4, the Buyer shall (a) be entitled to retain such portion, if any, of the Contingent Shares that were held back for such claim as the Buyer is entitled to receive pursuant to the resolution of such indemnity claim (which shall release such Stockholder or Stockholders of their obligation to pay such amount to the Buyer under this Article VI and shall release the Buyer of its obligation to issue such Contingent Shares to such Stockholder or Stockholders), and (b) issue to such Stockholder or Stockholders the Contingent Shares, if any, that were held back for such claim which such Stockholder or Stockholders are entitled to receive pursuant to the resolution of such indemnity claim.

          6.5   Limitations

                  (a) Subject to the limitations set forth in Section 6.5(b), and notwithstanding anything to the contrary herein, (i) Buyer's exclusive remedy for Damages under this Article VI shall be limited to******************
******************************************************************************
******************************************************************************
******************************************************************************
******************************************************************************
******************************************************************************
******************************************************************************
******************************************************************************
********************************************************************and (ii) the
Stockholders shall be liable under this Article VI for only that portion of the aggregate Damages which exceeds $625,000 and (iii) each Stockholder shall only be liable for his or its pro rata share of Damages pursuant to Section 6.1(a) (based on the percentage ownership of the Blue Ridge Shares by each Stockholder as a percentage of the aggregate number of Blue Ridge Shares held by all of the Stockholders immediately prior to the Closing); provided that the limitation set forth in clause (ii) above shall not apply to a claim relating to a breach of the representations and warranties set forth in Sections 2A.1, 2A.2, 2B.2 or 2B.23(b) or to a breach of the covenants set

        * Confidential material has been omitted pursuant to a request for confidential treatment and filed seperately with the Commission.


forth in Section 4.6.*********************************************************
******************************************************************************
******************************************************************************
******************************************************************************
******************************************************************************
******************************************************************************
******************************************************************************
******************************************************************************
*******************************************************. For purposes solely of this Article VI, all representations and warranties in Article IIB (other than Sections 2B.9 and 2B.23) shall be construed as if the terms "material" and "in all material respects" and references to "Blue Ridge Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

                  (b) The representations, warranties and covenants of the Stockholders and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until one year after the Closing Date; provided that (i) the representations and warranties contained in Sections 2A.1, 2A.2 and 2B.2 and the covenant contained in Section 1.4 shall survive the Closing and continue without limitation, (ii) the representations and warranties contained in Section 3.2 as they relate to Purchase Price Shares shall survive the Closing and continue without limitation,
(iii) the representations and warranties contained in Section 2B.23(b) shall survive the Closing and continue until two years after the Closing Date, (iv) the representations and warranties contained in Section 2B.11 relating to tax matters shall survive the Closing and continue until the expiration of the applicable statute of limitations relating to such tax matters; and (v) the covenants contained in Sections 1.2 and 4.7 and in Article VII shall survive the Closing for the period covered thereby. If an Indemnified Party delivers in good faith to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. In addition, the Buyer's exclusive remedy for Damages under this Article VI shall be limited to the holdback of the Contingent Shares under
Section 6.4, with respect to any Claim Notice or Expected Claim Notice or other claim for indemnification hereunder that is given more than six months after the Closing Date.

                  (c) Except with respect to claims based on fraud, the rights of the Buyer and the Stockholders under this Article VI shall be the exclusive remedy of such parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement or any other matter covered by this Agreement, and no claims or actions shall be brought with respect thereto except in accordance with this Article VI. Without limiting the generality of the foregoing, the rights and remedies with respect to environmental, health and safety matters (including, without limitation, arising under Environmental Law) (collectively, "Environmental Matters") set forth in Article VI hereof shall constitute the Parties' sole rights and remedies with respect to Environmental Matters and, except as set forth in Article VI, the Parties hereby waive and release one another from any and all claims, demands, causes of action, liabilities, costs or expenses, whether arising under contract, statute (including CERCLA), common law or otherwise, with respect to Environmental Matters. No Stockholder shall have any claim or any right of contribution against, or indemnification from, Blue Ridge with respect to any breach of any of the representations, warranties, covenants or agreements relating to Blue Ridge under this Agreement (including without limitation a claim based upon a breach of a representation or warranty made by Blue Ridge to such Stockholder under any agreement between Blue Ridge and such Stockholder).


ARTICLE VII

                               REGISTRATION RIGHTS

          7.1     Registration of Shares

                  (a) At any time after the Closing, the Stockholders' Representative may request the Buyer, in writing, to effect the registration on a suitable registration statement under the Securities Act (a "Registration Statement") of outstanding Purchase Price Shares (the "Registrable Shares") having an aggregate offering price of at least $2,000,000 (based on the then current public market price). Upon receipt of any such request, the Buyer shall promptly give written notice of such proposed registration to all Stockholders. Such Stockholders shall have the right, by giving written notice to the Buyer within 30 days after the Buyer provides its notice, to elect to have included in such registration such of their Registrable Shares as such Stockholders may request in such notice of election. Thereupon, the Buyer shall, as expeditiously as possible, use its best efforts to effect the registration of all Registrable Shares which the Buyer has been requested to so register. The Buyer shall cause each Registration Statement to remain effective for a period of at least 6 months after the date such Registration Statement first became effective, or until such earlier time as the Registrable Shares then subject to such Registration Statement have been sold thereunder.

                  (b) The Buyer shall permit each Stockholder to include in any registration statement filed by the Buyer for the registration of Buyer Common Stock (other than a registration statement on Form S-4 or S-8 or any successor form) any Registrable Shares (any such registration statement in which Registrable Shares are included shall also be considered a "Registration Statement"), subject to the right of the Buyer to limit the number of Registrable Shares to be included in such Registration Statement relating to an underwritten offering of securities of the Buyer if the managing underwriter of such offering determines that the inclusion of such shares in such offering would adversely affect the marketability of such offering. The Buyer shall provide written notice to the Stockholders' Representative of its intention to file such a registration statement, and any holder of Registrable Shares intending to include such shares in such Registration Statement must so notify the Buyer within 15 days of the date of the Buyer's notice. If such registration relates to an underwritten offering of securities, any holder of Registrable Shares included therein shall agree to be bound by the terms and restrictions relating to such offering, as required by the underwriters.

 .        7.2      Limitations on Registration Rights
                  -----------------------------------

                  (a) The Buyer shall not be required to effect more than five registrations pursuant to Section 7.1(a) above. In addition, the Buyer shall not be required to effect any registration within six months after the effective date of any other registration statement of the Buyer. The Buyer shall not be required to register any Registrable Shares which may be sold by the holder thereof pursuant to Rule 144(k) under the Securities Act.

                  (b) The Buyer may, by written notice to the Stockholders whose Registrable Shares are to be included in a Registration Statement pursuant to
Section 7.1(a) (the "Selling Stockholders"), (i) delay the filing or effectiveness of such Registration Statement or (ii) suspend such Registration Statement after effectiveness and require that the Selling Stockholders immediately cease sales of shares pursuant to such Registration Statement, in the event that (A) the Buyer has filed or is preparing to file a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities, subject to the rights of the Stockholders to register Registrable Shares pursuant to such registration statement, as described in Section 7.1(b), or (B) the Buyer is engaged in any activity or transaction or preparations or negotiations for such transaction and the Board of Directors of the Buyer determines in good faith that the filing of such Registration Statement (or the public disclosure required as a result thereof) would have a material adverse effect on such activity or transaction, or the preparations or negotiations therefor; provided that, the Buyer may exercise its right to delay or suspend the Registration Statement pursuant to item (B) above only once within any 12-month period.

                  (c) If the Buyer delays or suspends a Registration Statement or requires the Selling Stockholders to cease sales of shares pursuant to paragraph (b) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of such Registration Statement and/or give written notice to all Selling Stockholders authorizing them to resume sales pursuant to such Registration Statement. If as a result thereof the prospectus included in such Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Selling Stockholders given pursuant to this paragraph (c), and the Selling Stockholders shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised prospectus.

          7.3     Registration Procedures

                  (a) In connection with the filing by the Buyer of a Registration Statement, the Buyer shall furnish to each Selling Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

                  (b) The Buyer shall use its best efforts to register or qualify the Registrable Shares covered by a Registration Statement under the securities laws of such states as the Selling Stockholders shall reasonably request; provided, however, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

                  (c) If the Buyer has delivered preliminary or final prospectuses to the Selling Stockholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Selling Stockholders and, if requested by the Buyer, the Selling Stockholders shall immediately cease making offers or sales of shares under such Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Selling Stockholders with revised prospectuses and, following receipt of the revised prospectuses, the Selling Stockholders shall be free to resume making offers and sales under such Registration Statement.

                  (d) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer and the reasonable fees and expenses of one counsel retained by Selling Stockholders, but excluding any selling commissions or underwriting discounts incurred by the Selling Stockholders in connection with sales under a Registration Statement.

          7.4     Requirements of Selling Stockholders

                  (a) The Buyer shall not be required to include any Registrable Shares in a Registration Statement unless the Selling Stockholder owning such shares furnishes to the Buyer in writing such information regarding such Selling Stockholder and the proposed sale of Registrable Shares by such Selling Stockholder as the Buyer may reasonably request in writing in connection with the Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities.

                  (b)      Each Selling Stockholder agrees:

                            (1) to indemnify the Buyer and each of its directors
and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in a Registration Statement made in reliance upon, or in conformity with, a written statement by such Selling Stockholder furnished pursuant to this Section 7.4; and

                           (2) to report to the Buyer sales made pursuant to a
Registration Statement.

          7.5 Indemnification The Buyer agrees to indemnify and hold harmless each Selling Stockholder against any losses, claims, damages, expenses or liabilities to which such Selling Stockholder may become subject by reason of any untrue statement of a material fact contained in a Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of a Selling Stockholder for use in such Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 7.5.

         7.6 Assignment of Rights   A Selling Stockholder may not assign any of
its rights under this Article VII except in connection with the transfer of some or all of his or her Registrable Shares to a child or spouse, or trust for their or its benefit or to a general or limited partner or member of any Stockholder that is a partnership or a limited liability company, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VII.


 ARTICLE VIII

                                   TERMINATION

         8.1 Termination of Agreement The Parties may terminate this Agreement prior to the Closing, as provided below:

                  (a) this Agreement may be terminated by mutual written consent of the Buyer and Stockholders holding at least 80% of the outstanding Blue Ridge Shares; or

                  (b) this Agreement shall automatically terminate if the Closing shall not have occurred on or before October 31, 1998.

         8.2 Effect of Termination If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties (except for any liability of a Party for breaches of this Agreement prior to termination).



 ARTICLE IX
                                   DEFINITIONS

                  For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

         Defined Term                                         Section

         Accelerated Contingent Shares                        1.2(c)(ii)
         Agreed Amount                                        6.3(c)
         Bain                                                 1.3(b)(x)
         Blue Ridge                                           Introduction
         Blue Ridge Documents                                 2B.23(b)
         Blue Ridge Intellectual Property                     2B.5(a)(i)
         Blue Ridge Material Adverse Effect                   2B.3
         Blue Ridge Shares
         Preliminary Statement
         Buyer                                                Introduction
         Buyer Common Stock                                   1.2(a)(ii)
         Buyer's Pharmaceutical Division                      1.2(c)(vi)(B)
         Buyer Reports                                        3.5
         Cash Purchase Price                                  1.2(a)(i)
         Cause                                                1.2(c)(vi)(C)
         CERCLA                                               2B.15(c)
         Change in Control Event                              1.2(c)(vi)(E)
         Claimed Amount                                       6.3(c)
         Claim Notice                                         6.3(c)
         Class A Common Stock                                 2B.2
         Class L Common Stock                                 2B.2
         Closing                                              1.1
         Closing Date                                         1.3(a)
         Code                                                 1.2(a)(i)
         Consultant                                           1.2(c)(i)
         Contingent Share Date                                1.2(c)(i)
         Contingent Shares                                    1.2(c)(i)
         Contracts                                            2B.9(a)
         Damages                                              6.1
         Disclosure Schedule                                  Aticle IIB
         Employee Benefit Plan                                2B.20(a)
         Employee Stockholder                                 1.2(b)
         Environmental Law                                    2B.15(c)
         Environmental Matters                                6.5(c)
         ERISA                                                2B.20(a)
         ERISA Affiliate                                      2B.20(a)
         Exchange Act                                         3.5
         Expected Claim Notice                                6.5(b)

         FDA                                                  2B.15(b)(i)
         GAAP                                                 2B.4(a)
         Genzyme Agreement                                    2B.5(a)(v)
         Good Reason                                          1.2(c)(vi)(D)
         Indemnified Party                                    6.3(a)
         Indemnifying Party                                   6.3(a)
         Independent Auditor                                  1.2(c)(iv)
         Intellectual Property                                2B.5(a)(i)
         Johnson Shares                                       1.2(a)(ii)
         Larson                                               2B.5(a)(ii)
         Lipoderm                                             2B.5(a)(iii)
         Lipoderm Agreement                                   2B.5(a)(iii)
         Materials of Environmental Concern                   2B.15(d)
         Mezei                                                2B.5(a)(iii)
         Net Sales                                            Schedule II
         Operating Profit                                     Schedule II
         Parties                                              Introduction
         Permits                                              2B.16
         Personal Property                                    2B.8(c)
         Pharma-Logic                                         2B.5(a)(ii)
         Pharma-Logic Agreement                               2B.5(a)(ii)
         Purchase Price Securities                            2A.4(a)
         Purchase Price Shares                                3.2
         Quarterly Results                                    1.2(c)(iv)
         Registrable Shares                                   7.1(a)
         Required Consents                                    2B.3
         Romark Agreement                                     2B.5(a)(iv)
         RTP                                                  2B.5(a)(ii)
         RTP Agreement                                        2B.5(a)(ii)
         Securities Act                                       2A.4(a)
         SEC                                                  3.5
         Security Interest                                    2A.1
         Selling Stockholders                                 7.2(b)
         Registration Statement                               7.1(a)
         Stockholders                                         Introduction
         Stockholder Representative                           1.2(c)(vi)(F)
         Taxes                                                2B.11(c)
         Trademarks                                           2B.6
         Warrants                                             1.2(b)
         Year 2000 Compliant                                  2B.5(e)


          ARTICLE X
                                  MISCELLANEOUS

           10.1 Press Releases and Public Disclosure    No Party shall issue any
press release or public announcement relating to the subject matter of this Agreement (a) prior to the Closing, without the prior written approval of the Buyer (in the case of a press release or announcement by Blue Ridge or a Stockholder) or Blue Ridge (in the case of a press release or announcement by the Buyer), or (b) after the Closing, without the prior written approval of the Buyer (in the case of a press release or announcement by a Stockholder) or the Stockholders' Representative (in the case of a press release or announcement by the Buyer or Blue Ridge), which consent in each case shall not be unreasonably withheld or delayed; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by law, regulation or stock market rules.

           10.2 Prior Agreements Each of the Stockholders and Blue Ridge hereby grants any consents, waivers or approvals with respect to the consummation of the transactions covered hereby which may be required under any agreement or instrument to which such Stockholder or Blue Ridge may be a party (including without limitation waivers of restrictions on transfer of the Blue Ridge Shares or waivers of purchase rights with respect to the Blue Ridge Shares). Each Stockholder acknowledges that, effective as of the Closing, it has no right or claim regarding the receipt of any additional capital stock of Blue Ridge.

           10.3 No Third Party Beneficiaries  This Agreement (other than Section
4.7 hereof) shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

           10.4 Entire Aqreement This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations among the Parties, written or oral, that may have related in any way to the subject matter hereof, including without limitation the letter agreement dated August 28, 1998 among the Buyer, Blue Ridge, Roland Johnson, Doug Hepler, L. Steven Beck, Bain Capital Fund V-B., L.P., Bain Capital Fund V, L.P., Sutter Hill Ventures and Sutter Hill Associates, but excluding the Confidential Disclosure Agreement between the Buyer and Blue Ridge dated August 12, 1998 (which shall remain in effect).

           10.5 Succession and Assignment This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Except as set forth in Section 7.6 hereof, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Notwithstanding the foregoing, the Buyer may assign its rights and obligations hereunder to a subsidiary of the Buyer, provided that the Buyer also remains liable for the discharge of such obligations.

           10.6 Counterparts   This Agreement may be executed in one or more
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

           10.7 Headings The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

           10.8 Notices All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

         If to the Stockholders:

         Dwight Poler
         c/o Bain Capital, Inc.
         Two Copley Place
         Boston, MA  02116

         With a copy to:

         Jeffrey C. Hammes, Esq.
         Gary M. Holihan, Esq.
         Kirkland & Ellis
         200 East Randolph Drive
         Chicago, IL  60601
         Telecopy:  (312) 861-2200

                  and

         Roger Klein, Esq.
         Howrey & Simon
         1299 Pennsylvania Avenue, N.W.
         Washington, D.C.  20004-2402

                  and

         Roland Johnson
         c/o Blue Ridge Pharmaceuticals, Inc.
         212 B Burgess Road
         Greensboro, NC  27409

         If to the Buyer:

         IDEXX Laboratories, Inc.
         One IDEXX Drive
         Westbrook, Maine 04092
         Telecopy:  (207) 856-0347
         Attn:  General Counsel

         With a copy to:

         Patrick J. Rondeau, Esq.
         Hale and Dorr LLP
         60 State Street
         Boston, Massachusetts 02109
         Telecopy:  (617) 526-5000

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

           10.9 Governing Law This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

           10.10 Amendments and Waivers No amendment of any provision of this Agreement, or waiver or consent given hereunder, shall be valid unless the same shall be in writing and signed by the Buyer and Stockholders holding at least 80% of the outstanding Blue Ridge Shares immediately prior to the Closing. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

           10.11 Severablility Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                        IDEXX LABORATORIES, INC.


                        By: ____________________________

                        Title: __________________________


                        BLUE RIDGE PHARMACEUTICALS, INC.


                        By: ____________________________

                        Title: __________________________


                        STOCKHOLDERS:


                        _________________________________
                        Roland Johnson


                        _________________________________
                        Douglas Hepler


                        _________________________________
                        L. Steven Beck


                        _________________________________
                        Stephen A. Capps


                        _________________________________
                        P. Scott Moffitt


                        _________________________________
                        Karla Joyce Henley

                        _________________________________
                        Randy Lynn


                        BAIN CAPITAL FUND V, L.P.

                        By Bain Capital Partners V, L.P.
                           Its General Partner

                           By Bain Capital Investors, Inc.
                           Its General Partner


                           By: _________________________
                                 A Managing Director


                        BAIN CAPITAL FUND V-B, L.P.

                        By Bain Capital Partners V, L.P.
                           Its General Partner

                           By Bain Capital Investors, Inc.
                           Its General Partner


                           By: _________________________
                                 A Managing Director


                        BCIP ASSOCIATES


                        By: _____________________________
                                 A General Partner


                        SUTTER HILL VENTURES,
                        a California Limited Partnership

                        By:  ______________________________

                        Its: ___________________________


                        SUTTER HILL ASSOCIATES, L.P.

                        By: _______________________________

                        Its: ___________________________

                        By: ______________________________
                                A General Partner


                        SUTTER HILL VENTURES MASTER PURCHASER
                        TRUST FBO TENCH COXE

                        By: _______________________________

                        Its: ___________________________


                        CARDIOVASCULAR MEDICINE CORONARY INTERVENTION 401(k) FBO DENNIS J. SHEEHAN, M.D.

                        By: _______________________________

                        Its: ___________________________


                        SUTTER HILL VENTURES MASTER PURCHASER
                        TRUST FBO SHERRYL W. HOSSACK


                        By: _______________________________

                        Its: ___________________________

                        STANFORD UNIVERSITY


                        By: _______________________________

                        Its: ___________________________




                        ___________________________________
                        Larry Ford


                        THE LARRY J. FORD CHARITABLE REMAINDER
                        UNITRUST DATED SEPTEMBER 15, 1998


                        By: _______________________________

                        Its: ___________________________



                        ___________________________________
                        John Dunning


                        ___________________________________
                        Richard Chan